FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Peter Rahmer	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2973	415-318-4261

Response Genetics Announces Resignation of Chief Financial Officer

LOS ANGELES, March 29, 2010 – Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer, announced today that Thomas Stankovich has resigned from his position as Chief Financial Officer of the Company to pursue other interests, effective April 2, 2010.  Mr. Stankovich will complete the filing of the Company’s 2009 Annual Report on Form 10-K and has agreed to be available beyond his resignation date to assist in the transition of his role.  The Company has commenced a search for a new Chief Financial Officer.  In the interim Eric Alcorn, Vice President of Finance and Administration, will assume Mr. Stankovich’s responsibilities.  Mr. Alcorn has been with the company since its inception.

Kathleen Danenberg, Response Genetics’ president and CEO said, "Tom has played a key role in helping us achieve our current rate of growth. We thank Tom for his counsel and leadership over the years and wish him success in his future endeavors.”

Mr. Stankovich joined Response Genetics in November 2006. He has been responsible for management of the company's finance functions, strategic planning and administrative services.

About Response Genetics, Inc.

Response Genetics, Inc. (“RGI”) (the “Company”) (Nasdaq: RGDX) is engaged in the research and development of pharmacogenomic cancer diagnostic tests based on its proprietary and patented technologies. RGI’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. In addition to diagnostic testing services, RGI generates revenue from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company was founded in 1999 and its principal headquarters are located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of RGI related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company to analyze cancer samples, the potential for using the results of this research to develop diagnostic tests for cancer, the ability of the Company to find a successor for the role of chief financial officer, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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